Exhibit 99.1
Remarks by Howard Willard, Altria Group, Inc.’s (Altria) Chairman and Chief Executive Officer; and other members of Altria’s senior management team
2019 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 20, 2019
Remarks by Howard Willard
Thanks, Steve. Good morning everyone, and thank you for joining us. We’re excited to be back at CAGNY and have lots to share with you this morning. Murray Garnick, our General Counsel who also leads Regulatory Affairs, and Billy Gifford, our Chief Financial Officer, will join me in speaking with you. And all of us will be available during the Q&A session and in the break-out room.
We’re also looking forward to hosting dinner tonight. As you know we made some important leadership changes in 2018, and we’ll have many of our talented leaders available there for you to meet.
Before we begin, we’ll ask that you review the Safe Harbor Statement in today’s presentation and the Forward-Looking and Cautionary Statements section in today’s press release. They’re available on altria.com along with reconciliations and further explanations of the non-GAAP financial measures we discuss today.
2018 was an important year for Altria and a dynamic year across the tobacco categories. We took bold steps that we believe position Altria best among our peers for leadership across a variety of future scenarios.
We’ve always managed Altria for the long term. The collection of our actions over time has allowed Altria to evolve in response to changes in society and adult tobacco consumers. As a result, we own category-leading core tobacco brands, including Marlboro, Black & Mild, Copenhagen and Skoal, that

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 generate significant returns for our shareholders. And we have built strategic positions with industry leaders:

•	in heat-not-burn, through our U.S. licensing agreement with Philip Morris International Inc. (PMI) to market IQOS, the global heat-not-burn category leader;

•	in e-vapor, through our 35% strategic investment in JUUL, the domestic e-vapor leader;

•	in alcohol, through our ownership of Ste. Michelle Wine Estates and a 10% stake in Anheuser-Busch InBev, the first truly global beer company; and

•	in cannabis, upon closing, through an investment in Cronos Group Inc. (Cronos), an emerging global cannabinoid company.
Together, these assets represent a diverse portfolio of enjoyment products for adults and further Altria’s ability to continue to deliver against our long-term financial goals under a variety of future scenarios. Our long-term financial goals remain:

•	to grow adjusted diluted earnings per share (EPS) at an average annual rate of 7% to 9%; and

•	to maintain a dividend payout ratio target of approximately 80% of adjusted diluted EPS.
This morning, I’ll focus my remarks on the rationale and outlook for the investments we’ve made, and then I’ll turn it over to Murray to discuss the regulatory environment. Billy will then provide more detail on our wholly-owned tobacco businesses and our financials. I’ll then come back for some closing remarks and take your questions.
We entered last year with a desire to strengthen our competitive position with regard to reduced-harm products for adult smokers. We wanted to expand our future growth prospects beyond the domestic tobacco category. And we wanted to create a strong, stable business platform for Altria that we believe would succeed no matter what tobacco category choices adult consumers make.
After a fresh strategic assessment, we reached four conclusions:

•	First, adult tobacco consumer preferences are likely to continue to evolve at an increasing rate.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

•
Second, the future opportunity for tobacco harm reduction is significant and has never been greater, and we need to meet it with satisfying, reduced harm products and premium brands that adult smokers want.

•	Third, we can improve the long-term growth trajectory of our business through adjacent growth investments with global opportunities.

•	And last, but not least, we can continue to invest in our core tobacco businesses to drive strong results for the foreseeable future.
Let’s begin with the adult tobacco consumer. Our approach to the evolving tobacco categories is best framed by how we approached it in the past - that is, with a sharp focus on meeting the evolving preferences of adult tobacco consumers. While many newer to the tobacco story may believe today’s environment is fundamentally different, we believe it’s insightful to look back to 2007 to understand what’s happening and our approach.
At the beginning of 2007, Philip Morris USA was Altria’s only domestic tobacco business. PM USA was the leading cigarette business in a category that represented the vast majority of domestic tobacco purchases at retail. That year, cigarette volumes declined by 4%, while the cigar and smokeless tobacco categories grew nearly 5% and 8%, respectively. So Altria purchased John Middleton Co. in 2007, a leader in the machine-made large cigar category with its Black & Mild brand. And in 2009, we acquired UST Inc. (UST) with leading smokeless tobacco brands in Copenhagen and Skoal. The plan was to enhance the value of these businesses and capture their growing revenue and income opportunities.
Ultimately proving skeptics wrong, Altria generated returns on invested capital for each transaction that exceeded our weighted-average cost of capital within five years, and these transactions continue to meaningfully contribute to our performance today. These transactions established a successful and stable earnings growth model that allowed our tobacco companies to grow their combined net revenue, net of excise taxes by 1.8% and adjusted operating companies income by 5.1% on a compounded annual basis

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 from 2009 through 2018. They also expanded the combined smokeable and smokeless products segment adjusted operating companies income margin by 13.3 percentage points during this time frame. And through this simple and proven model, Altria delivered adjusted diluted EPS growth of 9.6% and dividend growth of 10%, both on a compounded annual basis. Clearly, evolving the business to align with the adult tobacco consumer was exactly the right strategy for the past decade.
Adult tobacco consumers continue to evolve, and e-vapor is an increasingly relevant choice for them. Despite early product shortcomings, adult tobacco consumers continued to show interest. And now the number of adult vapers - at approximately 12 million - exceeds the number of adult dippers and machine-made large cigar smokers combined. We saw the promise the category held, and competed through Nu Mark LLC, though with limited success. While e-vapor growth essentially stalled from 2015 through 2017, it reaccelerated last year with 35% estimated category growth, a phenomenon almost entirely driven by JUUL.
We’ve followed JUUL’s journey rather closely. Two years ago, JUUL grew rapidly but in a small number of retail stores. Other e-vapor products had achieved periods of brief category leadership often driven by introductory offers, so we watched JUUL carefully to see if it had staying power. We knew JUUL had a unique product, but it wasn’t clear whether the product and the brand had the ability to establish long-term leadership and brand equity. During 2018, we concluded that JUUL had not only become the retail share leader in the U.S. e-vapor category, but that no other brand was close to it in share or future growth potential.
In addition, it was not until we conducted in-depth due diligence in the fourth quarter of 2018 that we fully grasped the many other strengths and capabilities that we believe position JUUL for long-term leadership and growth both in the U.S. and internationally. For example, we saw that their product pipeline was significantly more developed, and that their manufacturing capabilities and international

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 plans were more robust than we believed. We then became convinced that JUUL was far more than another temporary leader and that they’d built a platform for long-term success in e-vapor.
As a consumer products company, we firmly believe that brands matter, and JUUL is demonstrating strong loyalty and brand equity. In our consumer research, nearly 50% of adult tobacco consumers who’ve tried JUUL say it was the first e-vapor brand they used consistently. JUUL’s net promoter score, a proxy for gauging overall satisfaction and loyalty, measured a remarkable +57, a score that compares favorably to a wide range of global brands across diverse industries.
Throughout our analysis, it became clear that investing with JUUL to accelerate its global growth was more value accretive than investing internally to leap frog its product. We determined that our services and infrastructure could complement JUUL’s terrific product and capabilities, and help advance a compelling long-term commercial and harm-reduction opportunity.
Of course, we’ve heard concerns about the cannibalization risk to our business given PM USA’s current 50% share of the cigarette category and the 35% stake we’ve taken in JUUL. And, that these service offerings will have an oversized effect on Marlboro and negatively impact Altria’s future profit growth. We believe those concerns are overstated, especially when considering JUUL’s international opportunity and understanding the services we could provide.
First, we expect JUUL to be highly successful internationally. Our 2018 international sales estimate for the e-vapor and heat-not-burn segments is approximately $17 billion. Importantly, Altria’s share of JUUL’s international earnings would be fully incremental and would diversify our income outside of the U.S. market. JUUL is currently available in eight markets outside the U.S. with plans to expand rapidly.
Of course, these geographies vary -- some have limits on the maximum nicotine content like the EU, others have public usage restrictions and many have no vapor market at all. While it’s early and in limited distribution in Canada and the UK, data from recent launch markets shows rapid growth. In Italy and

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Germany, JUUL’s combined initial distribution has reached more than 2,000 stores. These results help affirm our assumptions that JUUL's product development and commercial capabilities can solve for different regulatory restrictions and adult consumer preferences to deliver volume growth and strong margins.
These results provide an example of JUUL’s long-term strategic focus on building global leadership in the e-vapor category. We’ve seen first-hand JUUL’s capability to grow in the U.S. where it had limited pre-existing infrastructure. And it was a sign to us of their employees’ hunger and pursuit of their mission that we believe will ultimately drive JUUL’s success, both domestically and internationally.
Next, we’ve offered JUUL a suite of services, some of which include: access to our premier innovative products fixture space, our ability to reach adult smokers 21+ using our database, inserts in cigarette packs, underage tobacco prevention resources, and our regulatory affairs capabilities.
Let’s briefly discuss a few of these.
First, our premier innovative products merchandising position would raise JUUL’s visibility at retail - where it would be seen by all adult tobacco consumers across all brands. Second, PM USA’s adult smoker database offers PM USA the ability to connect directly with adult smokers 21+ on JUUL’s behalf across all of the leading cigarette brands.
Lastly, inserts in PM USA’s cigarette packs would represent the only service offering that would not be brand agnostic in our view. Our consumer research shows that competitive smokers in the 21 to 29 age group have a higher interest in innovative products.  As you can see, Marlboro’s competitors over-index to the 21-29 age group.  We believe all these factors together mitigate a significantly outsized impact on Marlboro compared to competitive brands.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

As we laid out during our recent earnings call, our 35% investment was based on a deep strategic, operational and financial analysis of JUUL and the marketplace.  Some of our independently developed assumptions over the next five years that informed that analysis include:

•	a U.S. e-vapor category that grows volume between 15% and 20% annually;

•	JUUL continuing to be the primary growth driver for the e-vapor category;

•	attractive JUUL operating margins that achieve current cigarette-like margins due to the benefits of increasing scale and automation in the supply chain;

•	international revenues that equal domestic revenues by 2023; and

•	international margins that approach current international cigarette margins.
Under our assumptions, we project the investment in JUUL to generate an after-tax return exceeding our current weighted-average cost of capital in 2023.
We’ve described for you the reasons we expect that JUUL will continue to lead in e-vapor, including an incredible product that is satisfying adult tobacco consumers, growing brand equity and consumer loyalty, and a promising pipeline of products to grow in new markets. We believe Altria is better off with an investment in JUUL across a variety of futures than we would have been without.
For example, let’s consider a downside e-vapor scenario where domestic e-vapor growth slows due to disruption by regulatory or other action. In this scenario, we believe the traditional tobacco categories would perform in line with their historic dynamics, and our core tobacco businesses would generate the strong returns you’ve seen from them historically. And we would expect to benefit from the incremental international earnings contribution from JUUL, which would be incremental to our domestic results. Under this scenario and others, we believe our enhanced business platform is now positioned to deliver against our long-term 7% to 9% adjusted diluted EPS growth aspiration.
I’ll remind you that our expectation is for little-to-no earnings contribution from JUUL in 2019 as it continues to invest in international markets.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

In early February, we filed our Hart-Scott-Rodino (HSR) application for the transaction and continue to anticipate that it will be approved. Upon anti-trust approval, our shares will convert to voting shares, giving us a 35% economic and voting interest in JUUL and one-third of the seats on JUUL’s Board of Directors. And upon conversion of the shares, we expect to account for this investment using equity method accounting.
JUUL is a key part of the portfolio approach to tobacco harm reduction that we’ve been pursuing for many years. We’re focused on expanding choices for adult smokers with satisfying, non-combustible products that have the potential to reduce harm across three platforms: e-vapor, heat-not-burn, and smokeless products. We believe that these are the most promising and appealing platforms for adult tobacco consumers today, and, consistent with our scenario planning view, are building leading positions to succeed across all three.
We’ve discussed e-vapor, let’s move now to heat-not-burn, where we’re excited to have the U.S. commercialization rights to PMI’s IQOS system. Not all adult smokers are looking for the same experience, so we believe there’s plenty of room for multiple innovative products to succeed in the U.S. IQOS uses real tobacco and offers an experience that closely resembles that of a cigarette, which is attractive to many adult smokers.
We remain fully committed to the success of IQOS in the U.S. and are excited to deploy our robust commercialization plans. PM USA is establishing brick-and-mortar stores, including locations in multiple cities within the first year of launch. We’ve hired personnel to support pre-launch activities and are collaborating with key partners to best position IQOS at retail. IQOS has been the most successful next generation product converting adult smokers globally, and according to PMI there are approximately 6.6 million smokers who have stopped smoking and switched to IQOS. We are optimistic about receiving authorization from the U.S. Food and Drug Administration (FDA) this year, and have included the launch costs for our IQOS commercialization plan in our 2019 guidance.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

With regard to smokeless products, 6 million adults already have chosen smokeless tobacco in the U.S., despite misinformation about the relative health risks of smokeless compared to cigarettes. Earlier this month, the Tobacco Products Scientific Advisory Committee overwhelmingly voted that our proposed modified risk claim for Copenhagen Snuff is fully supported by scientific evidence. This is our first ever modified risk tobacco product application and included a comprehensive review of smokeless tobacco science. Our team presented a compelling case that communicating accurate and scientifically grounded information to adult smokers about the relative risks of smokeless tobacco is important for harm reduction. We’re pleased to continue to advocate for the harm-reduction potential of smokeless tobacco products and to continue engaging with FDA on the Copenhagen application.
To summarize, we have adult smokers who are more willing than ever to switch to non-combustible tobacco products, and we have access to the leading brands across all of the most relevant, non-combustible categories. Given our decades-long journey toward tobacco harm reduction, we believe we have the greatest opportunity yet to achieve our goal.
We also set out to improve our growth trajectory through adjacent growth investments with global opportunities. We’ve talked over the years about our diverse income streams from our alcohol assets, including Ste. Michelle Wine Estates and our investment in AB InBev, and those assets have served us well over time.
Now, we’re further diversifying through our adjacent growth investment in the emerging global cannabis category. We searched for the right adjacent opportunity over the past decade. We pursued adjacency opportunities with discipline and often found difficulty matching tobacco’s attractive economics. With cannabis, we found a compelling opportunity that met many of our criteria for expanding into a new category. A cannabis investment could:

•	leverage Altria’s existing capabilities to accelerate the target company’s growth;

•	expand our presence beyond the U.S. market;

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

•	provide a path to worldwide industry leadership; and

•	provide accretion to long-term performance.
We believe cannabis is highly synergistic with our business platform and our capabilities to succeed in highly regulated product categories. And in a scenario where cannabis became federally legal in the U.S., we would expect essentially no cannibalization impact on our core business.
We became focused on finding the right partner - one with sustainable competitive advantage and a platform for long-term global success, not necessarily one with the most acreage or capacity in the near-term. After meeting with nearly all of the large Canadian licensed producers, we chose Cronos as our exclusive partner. We found an immediate fit between their approach to the category and how we run our business. For example, their focus on developing intellectual property, differentiated products and a network of global partners showed us that they are taking steps to succeed over the long term.
At closing, we’ll be making a $1.8 billion investment for an approximate 45% stake in Cronos and we’ll have a warrant to purchase an additional 10% ownership for approximately $1 billion, exercisable over the next four years. Our investment will allow Cronos to more quickly expand its global footprint and production capacity. We also expect it to accelerate investments in cannabinoid innovation and developing differentiated products and brands across medicinal and recreational categories. Cronos’ shareholders will be voting on the transaction tomorrow, and we expect the transaction to close soon after receiving shareholder and Canadian regulatory approvals.
We’re excited about the strategic investments we’ve made and the future for our core tobacco businesses. We’ve carefully considered evolution all around us and how best to respond. Over the years, Altria’s consistency has been rooted in our abilities to respond to the changing environment, to keep satisfying adult consumers and to make forward-looking investments that sustain our commercial success. Our track record shows that when we’ve made those decisions, they ultimately payoff, and we’re confident in our ability to make them pay off again.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

I’ll now turn it over to Murray.
Remarks by Murray Garnick
Thanks, Howard.
Nearly 20 years ago, Altria was the only major manufacturer that supported federal regulation of tobacco. Ultimately, in 2009, it became law through the Tobacco Control Act (the Act). Today, we engage frequently and constructively with FDA on issues that span our tobacco businesses, including manufacturing inspections, substantial equivalence filings and new product applications. Importantly, the Act provided pathways to bring innovative potentially reduced-harm products to market.
We have pursued a goal of tobacco harm reduction and advocated for regulation in support of this goal for decades. And in 2017, FDA unveiled its comprehensive regulatory plan for nicotine and tobacco. Foundational to this plan was recognition of a continuum of risk for tobacco products and that adults who need or want nicotine should have access to nicotine, but through less harmful, non-combustible products.
At the time of the announcement and with an intent to encourage the nascent e-vapor market, FDA extended deadlines for e-vapor product applications. However as FDA sought to encourage the adult e-vapor market, underage use of e-vapor products rose significantly. As a result, FDA needs to address two objectives:

•	first, encouraging the development of a viable e-vapor market in order to support tobacco harm reduction for adults; and

•	second, reducing youth use of e-vapor products.
We think FDA can and must satisfy both, and Altria and JUUL are committed to help. Toward this end, both companies are taking decisive action. As an initial matter, JUUL, with its demonstrated ability to satisfy and convert adults who smoke, represents a compelling harm-reduction opportunity. With respect to the youth issue, JUUL has taken action that goes beyond that of any other participant in the e-vapor

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 market. JUUL has stopped shipment of all non-traditional flavored products - that is, flavors other than tobacco, menthol, and mint -- to retail outlets, offering them only online to consumers 21+ with enhanced age verification processes. And that’s not all. JUUL has taken a number of other proactive steps, including ceasing promotional use of social media and offering other technology-based age verification solutions.
For our part, as part of our transaction with JUUL, we entered into service agreements designed to accelerate JUUL’s mission to switch adult smokers to e-vapor products. And we’re committed to taking the steps necessary to preserve the opportunity for those 12 million adults who have already chosen e-vapor and for millions more who may be interested in it.
With respect to the youth issue, Altria is advocating for raising the minimum age to purchase all tobacco products to 21 at both the federal and state levels, a policy that the Surgeon General supports but that requires legislative action. And JUUL is supportive of these efforts as well. We expect raising the minimum age will make a significant difference. Young people under 18 most often obtain tobacco products through “social access” from other legal age purchasers. Approximately 80% of high school students in the U.S. turn 18 before graduation. By enacting a minimum age of 21, no high school student will be able to purchase tobacco products legally, adding another hurdle to help reduce social access.
And today, we’re announcing further actions- all of which we will discuss with Commissioner Gottlieb when we meet next month.  These include: investing an additional $100 million over two years beyond our current investments in underage tobacco prevention, to address youth e-vapor use.  We plan to ask for FDA’s guidance on how to allocate those resources to complement its youth prevention action plan.  We’re also committing to limit Altria’s support for expanding retail distribution of JUUL to only tobacco, menthol and mint flavor JUUL pods and to no more than 20,000 additional stores in 2019.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

We also encourage FDA to take action industry-wide, specifically in the form of  banning retail and vape store sales of all non-traditional flavors until the youth issue is addressed, such as by the use of advanced age verification technology or pre-market authorization.
As we said when we announced the JUUL transaction, we’re bringing our decades of experience working to reduce underage smoking to this partnership.  And we’re wholeheartedly committed to driving solutions that preserve the potential of reduced-harm products, including e-vapor, for adult smokers for the future.
Let me now say a word or two about another regulatory matter. In 2018, FDA again raised the issue of a proposed ban of menthol in cigarettes. Altria twice submitted extensive comments on this subject, which are available at altria.com. We believe this proposal faces substantial hurdles to advancement, including, for example:

•	the lack of scientific evidence that menthol leads to initiation or interferes with cessation; and

•	the unintended economic problems that such a ban could create, such as an illicit market for menthol cigarettes.
In sum, we believe a menthol ban would be inappropriate and subject to judicial challenge. But we note that, while PM USA has consistently grown its menthol share, it remains underdeveloped in menthol. In the event of a menthol ban, adult menthol smokers would face a choice: quit smoking; smoke a non-menthol cigarette brand, of which PM USA offers the leading portfolio; or purchase a non-combustible tobacco product. For those willing to try a non-combustible tobacco product, Altria would own or have access to leading menthol or mint brands in each category, such as smokeless with Copenhagen, e-vapor with JUUL, and IQOS in heat-not-burn, once authorized.
With that, I’ll turn it over to Billy to discuss our core businesses and financials.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Remarks by Billy Gifford
Thanks Murray. This morning I’m going to discuss our core tobacco businesses’ recent performance, some of their plans to compete in the near future, and then I’ll provide further context on our cost reduction program and capital allocation.
Howard mentioned earlier our belief that we can continue to strengthen our core tobacco businesses to deliver strong results for the foreseeable future.
Let’s start with discussing our efforts in the smokeable products segment, where our strategy remains to maximize income while maintaining momentum on Marlboro and Black & Mild over time.
The cigarette category is large and resilient. In 2018, cigarette category volume decline accelerated outside the 3% to 4% historical range to a decline of 4.5%, primarily due to record growth in e-vapor and higher gas prices. As adult smokers continue to explore alternative tobacco categories, we believe that cigarette volumes will decline at an average annual rate of 4% to 5% over the next five years. Some historical perspective helps here as this isn’t the first time we’ve seen the category decline rate move higher. If we look back to the mid-2000s, the cigarette category volume decline rate moved from approximately 2% to the 3% to 4% range you’ve heard us describe for years.
Our volume outlook is based on an analysis of prevalence, demographics, usage rates and purchasing behaviors for adult tobacco consumers that we’ve studied for decades. First, cigarette prevalence trends for adults over the past year are consistent with previous years. Demographic and usage trends lead us to believe that over time, cigarette category volumes will gradually migrate lower with the aging of the 21-29 year old age group, which has higher e-vapor prevalence and volume contribution. We believe that these two categories can profitably coexist for quite some time, and that conviction underlies our base case assumptions for our JUUL investment.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Moving to Marlboro, PM USA took important steps last year by investing behind Marlboro’s equity to set the business up for long-term success. These investments helped stabilize Marlboro’s retail share and supported its industry leading equity. PM USA expanded Marlboro Ice and Marlboro Smooth both with its reseal packaging innovation that resonated with adult smokers, and it is continuing to expand the reseal pack technology to other offerings.
PM USA continues to lead with its digital efforts as well. The Marlboro Points West promotion in Texas proved to be a successful test of our proprietary pack-coding technology and led to the national launch of Marlboro Rewards in January. Marlboro Rewards is exceeding early expectations and advancing PM USA’s goals to increase its digital leadership, brand engagement and Marlboro’s already strong brand equity and loyalty. Within the first 20 days of Marlboro Rewards, nearly one million adult smokers 21+ enrolled and entered approximately 5 million pack codes. And Marlboro Rewards is leading significantly more adult smokers to Marlboro.com compared to past Marlboro promotions. Importantly, Marlboro Rewards is driving strong repeat purchasing decisions at retail, with mobile coupons currently the most redeemed item.
Equity investments tend to have more durable, longer-term benefits, and we saw those take hold over the course of 2018. Marlboro’s retail share declines steadily improved over the four quarters, and Marlboro ended 2018 with stable full-year share compared to the fourth quarter of 2017. And our latest third-party equity scores confirm that Marlboro’s brand equity remains strong, 12 points higher than the leading competitive brands, and it continues to have the industry leading equity scores among adult smokers 21-29.
Premium brands continue to make up more than three-quarters of the cigarette category, and despite recent share growth from deep discount brands, we have seen limited impact on the premium category. We believe the growth of deep discount continues to reflect the churn between branded discount offerings and deep discount that we’ve described in the past, and not interaction with premium brands. PM USA

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 continues to closely manage Marlboro’s price gap to the lowest effective price in the store, and we believe that, in aggregate, cigarettes remain affordable in the U.S., especially when compared to other markets. We remain confident in our smokeable products segment’s ability to continue to deliver against its dual mandate of maximizing income and maintaining momentum on Marlboro.
In the smokeless products segment, our strategy is similar - to maximize income while maintaining momentum on Copenhagen over time. In 2018, USSTC delivered strong adjusted operating companies income growth of 7.5% despite volume declines driven by increased pricing and accelerated movement by adult tobacco consumers across categories, particularly e-vapor.
Copenhagen is the largest moist smokeless tobacco (MST) brand and last year grew its retail share by 4 tenths to 34.4%. USSTC has plans to enhance Copenhagen’s strong equity with the opening of a dedicated store in Nashville, where Copenhagen is made. The store will reinforce the brand’s leading equity among adult dippers and its 100% American craftsmanship positioning.
Skoal is the other premium brand in USSTC’s portfolio. It continues to be highly profitable and serves the role of being an approachable alternative to adult smokers through its blends and snus products. Recently, USSTC announced the national expansion of Skoal Long Cut Cool Spearmint to further USSTC’s strong position in the mint and wintergreen segment.
We are pleased with the performance of our core tobacco businesses last year and believe they will continue to be key drivers of our earnings growth and cash returns to shareholders that you’ve come to expect.
Before leaving the discussion of our core businesses, I’d like to comment on our $575 million cost reduction program. Over the past few years, we’ve all seen examples of highly successful, leading businesses becoming big and complacent, then ultimately being disrupted and becoming less profitable. We’ve been proactively reducing bureaucracy, decentralizing decision-making and more effectively using

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 data analytics to drive our strategy. With our organizational reductions, we are now a leaner, more decisive company firmly committed to investing in our people and giving our core tobacco businesses the resources necessary to compete vigorously against competitive brands.
Moving to our balance sheet. Last week, we completed two debt offerings to term out the bank financing we incurred to fund the JUUL transaction. In aggregate, we issued $16.3 billion across the European and U.S. markets at a combined weighted-average coupon of approximately 4.1%. Altria’s overall weighted-average coupon is now just under 4.4%.
We’re committed to retaining our investment grade credit ratings, enabling access to both the short- and long-term debt markets as needed. Of course, many investors across equity and fixed income are interested in our capital allocation.
To reiterate, we are fully committed to our 80% dividend payout ratio target. Our business generally produces about $1 billion of cash annually in excess of our dividend needs. We expect to continue to allocate capital in a balanced way - with business needs first, then depending on market conditions and other factors, determine the deployment between share repurchases and debt paydown.
Our post-UST transaction balance sheet evolution demonstrates how we’ve done this in the past. Following that transaction, we steadily grew our earnings before interest, taxes, depreciation and amortization (EBITDA) and strengthened our credit metrics over time. We also took actions in the capital markets to lower the weighted-average coupon on our debt and strategically manage our maturity towers. And we took the opportunity to repurchase shares when authorized by Altria’s Board of Directors. Since the UST transaction, we’ve repurchased more than $10 billion in shares, in addition to the nearly $39 billion we’ve paid in dividends.
Our credit metrics remain strong. Our debt-to-EBITDA at year-end 2018 was 2.5 times, which is lower than most comparable consumer products companies, and our interest coverage is consistent with low

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 single-A rated issuers. Our leverage increased slightly from year-end levels due to last week’s debt issuance. We’re pleased with the market conditions, which supported a slightly higher issuance. We plan to use the proceeds to repay the term loan we used to finance the JUUL investment, fund the upcoming Cronos investment and general corporate purposes, which may include future debt maturities.
Now turning to guidance, we reaffirm our guidance to deliver 2019 adjusted diluted EPS in a range of $4.15 to $4.27, representing a growth rate of 4% to 7% from our adjusted diluted EPS base of $3.99 in 2018. The assumptions behind our guidance range are unchanged from ones we described in our recent earnings call. We continue to expect earnings growth to come in the last three quarters of the year with a mid-single digit decline in the first quarter due to a couple of first quarter dynamics:

•	First, we'll have increased interest expense without the full benefits of our cost reduction program and one fewer shipping day in the smokeable segment.

•	Additionally, we are lapping the first quarter of 2018, when wholesalers built their cigarette inventories by 1.3 billion units.
We’re excited about our 2019 plans and the opportunity to build on our history of operating success. I’ll now turn it back over to Howard for closing remarks.
Closing Remarks by Howard Willard
Thanks Billy.
In summary, we continue to pursue our long-term EPS growth and dividend objectives. And we’ve determined that the best way to do so into the future is by establishing a diverse business platform with access to the leading brands in each major tobacco profit pool that can withstand rapid consumer change and disruption.
We know that to continue our track record of success for our shareholders, we can’t take our eye off the consumer. The future we’re creating balances what got us here in core tobacco with new ways of

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 generating earnings growth - through investments in leadership positions with harm-reduction potential and an exciting adjacency opportunity.
The future promises to be different than today. And we believe our actions have positioned us to win across multiple scenarios in global markets by relentlessly and responsibly expanding choices for adult consumers with satisfying, premium-branded products.
We appreciate your attention and interest in Altria. We’re happy now to take your questions.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria holds an equity investment in Anheuser-Busch InBev SA/NV (AB InBev) and JUUL Labs, Inc. (JUUL).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen® and Skoal®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow us on Twitter, Facebook and LinkedIn.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the period ended September 30, 2018. These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: the risk that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; the risk that Altria’s reported earnings from and carrying value of its equity investment in AB InBev and the dividends paid by AB InBev on shares owned by Altria may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of Altria’s investment in AB InBev may not be as favorable as Altria anticipates.
The factors related to Altria’s investment in JUUL include the following: the possibility that regulatory approvals required for the conversion of the shares into voting shares may not be obtained in a timely manner, if at all; and that such approvals may be subject to unanticipated conditions; the possibility that the expected benefits of the transaction may not materialize in the expected manner or timeframe, if at all; the potential inaccuracy of the financial projections (including, without limitation, projections relating to JUUL’s domestic growth and international expansion); prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties; the risk of a downgrade in Altria’s credit ratings; risks that the transaction disrupts JUUL’s current plans and operations; the fact that Altria’s reported earnings and financial position and any future dividends paid by JUUL on shares owned by Altria may be adversely affected by tax and other factors, including the risks encountered (including, without limitation, regulatory and litigation risks) and decisions made by JUUL in its business; risks related to the investment disrupting Altria, JUUL or their respective management; and

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019 risks relating to the effect of announcement of the transaction on JUUL’s ability to retain and hire key personnel or on its relationships with customers, suppliers and other third parties.
The factors related to Altria’s investment in Cronos include the following: the possibility that the parties may not be able to consummate the transaction as expected; the possibility that one or more of the conditions to the consummation of the transaction may not be satisfied; the possibility that regulatory or shareholder approvals required for the transaction may not be obtained in a timely manner, if at all; the parties’ ability to meet expectations regarding the timing, completion, and other matters relating to the transaction; any event that could give rise to the termination of the agreement between Altria and Cronos; the possibility that the expected benefits of the transaction may not materialize in the expected manner or timeframe, if at all; the potential inaccuracy of the financial projections; prevailing economic, market, or business conditions negatively affecting the parties; risks that the transaction disrupts Cronos’ current plans and operations; the fact that Altria’s reported earnings and financial position and any dividends paid by Cronos on shares owned by Altria may be adversely affected by unfavorable foreign currency exchange rates, tax and other factors, including the risks encountered by Cronos in its business; risks related to the disruption of the transaction to Altria, Cronos and their respective management; and risks relating to the effect of announcement of the transaction on Cronos’ ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Non-GAAP Financial Measures
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, gain/loss on AB InBev/SABMiller plc (SABMiller) business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance.
Notwithstanding the foregoing, Altria expects to record per share charges in 2019 of: (i) $0.04 of tax expense resulting from the Tax Cuts and Jobs Act related to a tax basis adjustment to Altria’s AB InBev investment; (ii) $0.04 for acquisition-related costs associated with the Cronos and JUUL transactions; and (iii) $0.04 for the cost reduction program announced in December 2018. These charges are excluded from Altria’s full-year adjusted diluted EPS guidance for 2019.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable and Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2018	2009	Compounded Annual Growth Rate
Smokeable products net revenues	$22,297	$21,439
Excise taxes	(5,585)	(6,627)
Smokeable products revenues net of excise taxes	$16,712	$14,812

Smokeless products net revenues	$2,262	$1,366
Excise taxes	(131)	(88)
Smokeless products revenues net of excise taxes	$2,131	$1,278

Combined smokeable and smokeless products revenues net of excise taxes	$18,843	$16,090	1.8%

Smokeable products reported OCI	$8,408	$5,434
NPM Adjustment Items	(145)	—
Asset impairment, exit, integration, implementation and acquisition-related costs	83	237
Tobacco and health litigation items	103	—
Smokeable products adjusted OCI	$8,449	$5,671

Smokeless products reported OCI	$1,431	$403
Asset impairment, exit, integration, implementation and acquisition-related costs	23	248
Tobacco and health litigation items	10	—
Smokeless products adjusted OCI	$1,464	$651

Combined smokeable and smokeless products adjusted OCI	$9,913	$6,322	5.1%

Combined smokeable and smokeless products adjusted OCI margins[1]	52.6%	39.3%
Combined smokeable and smokeless products adjusted OCI margin change (2018 vs. 2009)	13.3pp

Note: As a result of the January 1, 2018 adoption of Accounting Standards Update (“ASU”) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU No. 2017-07”), certain prior-year operating companies income amounts have been restated.

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results
($ in millions, except per share data)
	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
For the year ended December 31, 2018
2018 Reported	$9,341	$2,374	$6,967	$6,963	$3.68
NPM Adjustment Items	(145)	(36)	(109)	(109)	(0.06)
Tobacco and health litigation items	131	33	98	98	0.05
AB InBev special items	(85)	(17)	(68)	(68)	(0.03)
Asset impairment, exit, implementation and acquisition-related costs	538	106	432	432	0.23
Loss on AB InBev/SABMiller business combination	33	7	26	26	0.01
Tax items	—	(197)	197	197	0.11
2018 Adjusted for Special Items	$9,813	$2,270	$7,543	$7,539	$3.99

For the year ended December 31, 2009
2009 Reported	$4,877	$1,669	$3,208	$3,206	$1.54
Asset impairment, exit, integration, implementation and acquisition-related costs	805	280	525	525	0.25
Tobacco and health litigation items	3	1	2	2	—
SABMiller special items	(15)	(6)	(9)	(9)	—
Tax items	88	169	(81)	(81)	(0.04)
2009 Adjusted for Special Items	$5,758	$2,113	$3,645	$3,643	$1.75

Adjusted diluted EPS CAGR 2009-2018					9.6%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2018	2017	Growth Rate
Reported OCI	$1,431	$1,306
Asset impairment, exit and implementation costs	23	56
Tobacco and health litigation items	10	—
Adjusted OCI	$1,464	$1,362	7.5%

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Altria Group, Inc. and Consolidated Subsidiaries, Cash Flow
($ in millions)
	Full Year ended December 31,
	2018	2017	2016	2015	2014
Net cash provided by operating activities [1]	$8,391	$4,901	$3,826	$5,859	$4,697
Net cash (used in) provided by investing activities	(12,988)	(467)	3,708	(15)	177
Proceeds from short-term borrowings	12,800	—	—	—	—
Dividends paid on common stock	(5,415)	(4,807)	(4,512)	(4,179)	(3,892)
Cash after dividends	$2,788	$(373)	$3,022	$1,665	$982

Average cash after dividends	$1,617
1 As a result of the January 1, 2018 adoption of ASU No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash , prior-year net cash provided by operating activities has been restated.

Altria Group, Inc. and Consolidated Subsidiaries, Ratio of Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[1]
($ in millions)
Twelve Months Ended December 31, 2018
Consolidated Net Earnings	$6,967
Equity earnings and noncontrolling interests, net	(895)
Loss on AB InBev/SABMiller business combination	33
Dividends from less than 50% owned affiliates	657
Provision for income taxes	2,374
Depreciation and amortization	227
Asset impairment and exit costs	383
Interest and other debt expense, net	665
Consolidated EBITDA [1]	$10,411

Short-term borrowings	$12,704
Current portion of long-term debt	1,144
Long-term debt	11,898
Debt [2]	$25,746

Debt / Consolidated EBITDA	2.5
[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement and term loan agreement.
[2] Reflects total debt as presented on Altria’s Consolidated Balance Sheet at December 31, 2018.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019

Altria Group, Inc. and Consolidated Subsidiaries, Ratio of Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[1]
($ in millions)
Twelve Months Ended December 31, 2017
Consolidated net earnings	$10,227
Equity earnings and noncontrolling interests, net	(537)
Gain on AB InBev/SABMiller business combination	(445)
Dividends from less than 50% owned affiliates	806
Benefit for income taxes	(399)
Depreciation & amortization	209
Asset impairment and exit costs	32
Interest and other debt expense, net	705
Consolidated EBITDA[1]	$10,598

Long-term debt	$13,030
Current portion of long-term debt	864
Debt[2]	$13,894

Debt / Consolidated EBITDA	1.3
[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.
[2] Reflects total debt as presented on Altria’s Consolidated Balance Sheet at December 31, 2017.

Altria Group, Inc. and Consolidated Subsidiaries, Ratio of Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[1]
($ in millions)
Twelve Months Ended December 31, 2009
Consolidated net earnings	$3,206
Equity earnings and noncontrolling interests, net	(599)
Dividends from less than 50% owned affiliates	254
Provision for income taxes	1,669
Depreciation & amortization	291
Asset impairment and exit costs [3]	369
Interest and other debt expense, net	1,185
Consolidated EBITDA[1]	$6,375

Long-term debt	$11,185
Current portion of long-term debt	775
Debt[2]	$11,960

Debt / Consolidated EBITDA	1.9
[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.
[2] Reflects total debt as presented on Altria’s Consolidated Balance Sheet at December 31, 2009.
3 As a result of the January 1, 2018 adoption of ASU No. 2017-07, certain prior-year amounts have been restated.

Source: Altria Group, Inc.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at CAGNY Conference, February 20, 2019